FORM 8-K

UNITED STATE
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2010

AMERICAN HOME FOOD PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

500 West 37th Street	New York, New York	10018
(Address of Principal Executive offices)		(Zip Code)

Registrant's telephone number, including area code 212-871-3150

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

The Company was recently notified by the United States Patent and Trademark Office that its application to trademark the innovative 4-color retail merchandising and packaging system named the "CheeseClock by Artisanal™" was granted trademark status subject to the Company filing Statement of Use affidavits, which the Company will file shortly showing actual day-to-day usage of the CheeseClock by Artisanal™ from its inception in December 2008 on www.artisanalcheese.com and in retail stores that stock the Artisanal Premium Cheese brand.  The CheeseClock by Artisanal™ was designed by the Company to offer consumers a simple color-coded method to understand how to select cheeses for in-home consumption using the same techniques employed in fine dining establishments by professionally-trained chefs.  The CheeseClock by Artisanal™ also offers consumers wine and beer pairing suggestions to complement the cheeses offered by the Company.   The CheeseClock by Artisanal™ concept was initiated to differentiate the Company from competitors that rely mostly on price and discounting to sell cheese, to one that offers consumers an easy-to-understand in-store tutorial to understand the complicated categories of cheeses and wines which are abundant in offerings but confusing to the consumer.   The 4-color boxes that specific cheeses offered by the Company are packed in, are also novel in that they offer considerable information about the cheeses being merchandised and correlate to the CheeseClock by Artisanal™ to help consumers select cheeses on a pattern of Mild, Medium, Bold, Strong which is the same arrangement used in fine dining to offer a flight of cheeses along with wine and beer pairing suggestions.    Retailers that are stocking the Artisanal Premium Cheese brand are also using the CheeseClock by Artisanal™ as an instructional training tool to help their store employees become more knowledgeable and thus be inclined to offer suggestions to consumers to promote cheese sales in the stores.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOME FOOD PRODUCTS, INC.

By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED:  May 24, 2010